Exhibit 99.1

ACME UNITED CORPORATION              NEWS RELEASE

CONTACT:	Paul G. Driscoll	Acme United Corporation	60 Round Hill Road	Fairfield, CT 06824
		Phone: (203) 254-6060	FAX: (203) 254-6521

 FOR IMMEDIATE RELEASE   July 21, 2011

ACME UNITED CORPORATION REPORTS 17% SALES INCREASE FOR THE SECOND QUARTER

FAIRFIELD, CONN. – July 21, 2011 – Acme United Corporation (NYSE AMEX:ACU) today announced that net sales for the second quarter ended June 30, 2011 were $24.0 million, compared to $20.6 million in the comparable period of 2010, an increase of 17% (14% in local currency).  Excluding the acquisition on February 28, 2011 of the Pac Kit Company, one of the oldest manufacturers of first aid products, comparable sales increased by 8%.

Net income was $1,743,000, or $.56 per diluted share, for the quarter ended June 30, 2011, compared to $1,567,000 or $.48 per diluted share for the comparable period last year, an increase of 11% in net income and 17% in diluted earnings per share.

Net sales for the six months ended June 30, 2011 were $38.4 million, compared to $33.7 million in the same period in 2010, an increase of 14% (12% in local currency).  Excluding the acquisition of the Pac Kit Company, comparable sales increased by 7%.

Net income for the six months ended June 30, 2011 was $1,863,000, or $.60 per diluted share, compared to $1,780,000, or $.54 per diluted share in the comparable period last year, a 5% increase in net income and 10% in diluted earnings per share.

Net sales for the quarter ended June 30, 2011 in the U.S. segment increased 22% compared to the same period in 2010. Net sales for the six months ended June 30, 2011 in the U.S. segment increased 17% compared to the same period in 2010. Sales in the U.S. for both periods increased due to market share gains in the mass market channel and the addition of sales resulting from the acquisition of the Pac Kit Company.  Net sales in Canada for the three and six months ended June 30, 2011 increased 15% and 16%, respectively, in U.S. dollars (8% and 9% respectively, in local currency) compared to the same periods in 2010.  Sales in Canada increased primarily due to the introduction of new products.  European net sales for the three and six months ended June 30, 2011 decreased 20% and 10%, respectively, in U.S. dollars (30% and 17% respectively, in local currency) compared to the same periods in 2010. Sales in Europe decreased due to the timing of sales associated with mass market promotions.

Gross margins were 36.1% in the second quarter of 2011 versus 36.7% in the comparable period last year.  Gross margins were 36.4% for the six months ended June 30, 2011 compared to 37.6% for the comparable period last year.

Operating profit was $2,460,000 for the quarter ended June 30, 2011 compared to $1,946,000 for the comparable period last year, an increase of 26%. Operating profit was $2,643,000 for the six months ended June 30, 2011 compared to $2,247,000 for the comparable period last year, an increase of 18%.

The effective tax rate for the first six months of 2011 was 27%, compared to 17% in the same period of 2010.  The effective tax rate for the six months ended June 30, 2010, reflected approximately $180,000 of tax benefits associated with the Company’s donation of land to the City of Bridgeport, CT in the fourth quarter of 2009.

Walter C. Johnsen, Chairman and CEO said, “Our back to school sales have been strong. Customer feedback from our new line of AirShoc® garden products has been outstanding. Our biggest challenge has been rising product costs, which we are addressing.”

Mr. Johnsen added that the Pac-Kit first aid business has exceeded both sales and operating income expectations, and that it is expanding its customer base successfully.

The Company’s bank debt less cash on June 30, 2011 was $14.4 million compared to $8.9 million on June 30, 2010.  On February 28, 2011, the Company paid approximately $3.4 million for the Pac Kit Company. Additionally, during the 12 month period ended June 30, 2011, Acme purchased 94,622 shares of its common stock for treasury for a total of approximately $900,000 and paid $700,000 in dividends on its common stock.

ACME UNITED CORPORATION is a leading worldwide supplier of innovative cutting, measuring and safety products to the school, home, office, hardware and industrial markets. Its leading brands include Westcott®, Clauss®, Camillus®, PhysiciansCare ® and Pac Kit®.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following:  (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the impact of current uncertainties in global economic conditions and the ongoing financial crisis affecting the domestic and foreign banking system and financial markets, including the impact on the Company’s suppliers and customers (iii) currency fluctuations (iv) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth, and (v) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
SECOND QUARTER REPORT 2011 (Unaudited)

	Three Months Ended	Three Months Ended
Amounts in 000's except per share data	June 30, 2011	June 30, 2010

Net sales	$24,029	$20,585
Cost of goods sold	15,346	13,034
Gross profit	8,683	7,551
Selling, general, and administrative expenses	6,223	5,605
Income from operations	2,460	1,946
Interest expense	114	79
Interest income	(40)	(41)
Net interest expense	74	38
Other expense (income)	3	24
Total other expense (income)	77	62
Pre-tax income	2,383	1,884
Income tax expense	640	317
Net income	$1,743	$1,567

Shares outstanding - Basic	3,089	3,158
Shares outstanding - Diluted	3,118	3,289

Earnings per share basic	$0.56	$0.50
Earnings per share diluted	0.56	0.48

ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
SECOND QUARTER REPORT 2011 (cont.)
(Unaudited)

	Six Months Ended	Six Months Ended
Amounts in 000's except per share data	June 30, 2011	June 30, 2010

Net sales	$38,430	$33,706
Cost of goods sold	24,439	21,042
Gross profit	13,991	12,664
Selling, general, and administrative expenses	11,348	10,417
Income from operations	2,643	2,247
Interest expense	211	131
Interest income	(90)	(73)
Net interest expense	121	58
Other expense (income)	(22)	39
Total other expense	99	97
Pre-tax income	2,544	2,150
Income tax expense	681	370
Net income	$1,863	$1,780

Shares outstanding - Basic	3,081	3,163
Shares outstanding - Diluted	3,115	3,270

Earnings per share basic	$0.60	$0.56
Earnings per share diluted	0.60	0.54

ACME UNITED CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
SECOND QUARTER REPORT 2011
(Unaudited)

Amounts in 000's	June 30, 2011	June 30, 2010

Assets:
Current assets:
Cash	$4,234	$4,250
Accounts receivable, net	23,481	20,416
Inventories	23,575	17,970
Prepaid and other current assets	1,297	1,213
Total current assets	52,587	43,849

Property and equipment, net	2,303	1,994
Long term receivable	1,810	1,865
Intangible assets, less amortization	3,331	1,850
Other assets	1,033	711
Total assets	$61,064	$50,270

Liabilities and stockholders' equity:
Current liabilities
Accounts payable	$8,210	$6,177
Other current liabilities	5,145	4,298
Total current liabilities	13,355	10,475
Bank debt	18,601	13,125
Other non current liabilities	1,583	1,746
	33,539	25,346
Total stockholders' equity	27,525	24,924
Total liabilities and stockholders' equity	$61,064	$50,270